EXHIBIT 10.3

AMENDMENT NO. 2 TO
SYNNEX CORPORATION
2013 STOCK INCENTIVE PLAN
In accordance with Section 18(b) of the SYNNEX Corporation 2013 Stock Incentive Plan, as amended March 19, 2013 (the “Plan”), the Plan is hereby further amended as follows, effective as of July 28, 2014:
1.    Section 4(b) is hereby amended in its entirety as follows.
“4(b)    Automatic Grants to Outside Directors.
(i)    Each Outside Director who first joins the Board of Directors on or after July 28, 2014, and who was not previously an Employee, shall receive a number of whole Restricted Shares equal to the quotient of (x) $115,000, prorated for the number of months out of twelve that the Outside Director is expected to serve between the Outside Director’s appointment or election to the Board of Directors and the next regular annual meeting of the Company’s stockholders, rounded to the nearest month (y) divided by the Fair Market Value of a Share as of the grant date. For purposes of the calculation in the preceding sentence, any fractional Restricted Shares shall be disregarded. The grant date for Restricted Shares granted pursuant to this Section 4(b)(i) shall be the first trading day after the election of the Outside Director to the Board of Directors; provided if the first trading day after his or her election falls within a trading blackout period, then the grant date for Restricted Shares shall be upon the expiration of the third trading day after the trading black-out period ends.”
(ii)    On the first trading day following the conclusion of each regular annual meeting of the Company's stockholders after such Outside Director's appointment or election to the Board of Directors, commencing with the first annual meeting occurring on or after July 28, 2014, each Outside Director who will continue serving as a member of the Board of Directors thereafter shall receive a number of whole Restricted Shares equal to $115,000 divided by the Fair Market Value of a Share as of such grant date, provided the Outside Director has served on the Board of Directors for at least six months; provided, further, if the first trading day following the conclusion of the regular annual meeting of the Company's stockholders after such Outside Director's appointment or election to the Board of Directors falls within a trading black-out period, then the grant date for Restricted Shares granted pursuant to this Section 4(b) (ii) shall be upon the expiration of the third trading day after the trading black-out period ends. For purposes of the calculation in the preceding sentence, any fractional Restricted Shares shall be disregarded.
(iii)    With respect to Restricted Shares awarded to Outside Directors under this Section 4(b), one quarter (1/4) of the Restricted Shares shall vest on the last day of each fiscal quarter following the date of grant over a one-year period.
(iv)    The Board or the Committee, in its discretion, may change or otherwise revise the terms of the Awards granted to Outside Directors under this Section 4(b), including, without limitation, the type of Award to be granted under this Section 4(b), for Awards granted on or after the date the Board or Committee determines to make any such change or revision.”

2.
Section 11(a) is hereby amended by deleting clause (iii) thereof (regarding adjustment of the number of Awards to be granted to Outside Directors to reflect stock splits and similar occurrences) and renumbering the succeeding clauses accordingly.

To record the amendment of the Plan, SYNNEX Corporation has executed this document this 16th day of September, 2014.
SYNNEX CORPORATION
By:         /s/    Simon Y. Leung
Title:     General Counsel and Corporate Secretary